Exhibit 10.18
[ALCATEL LOGO]
Aruba / Alcatel
OEM Agreement
March 18, 2005

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TABLE OF CONTENTS

APPOINTMENT OF RESELLER	6
PURCHASE AND SALE	7
FORECASTS, COMMITMENTS AND EXCLUSIVITY	8
RESCHEDULING AND CANCELLATION	8
MANUFACTURING	8
COMMERCIAL TERMS	11
SUPPORT SERVICES	15
RELATIONSHIP MANAGEMENT	15
PRODUCT MANAGEMENT	16
ESCROW	17
ELECTRONIC DATA INTERCHANGE	19
CONFIDENTIALITY	19
INTELLECTUAL PROPERTY	20
LIAIBILITY	22
TERM AND TERMINATION	23
AUDITS AND DISPUTES	24
MISCELLANEOUS	25
EXHIBIT 1 ADOPTION AGREEMENT	28
SCHEDULE 2.2.1 NON-COMPETITION BUSINESS PARTNERS	30
SCHEDULE 3.1 PRODUCTS AND PRICES	33
SCHEDULE 4.1 INITIAL FORECAST	35
SCHEDULE 6.5 LOANED EQUIPMENT	36
SCHEDULE 6.6 SERIALIZATION PROCEDURES	37
SCHEDULE 7.4 PACKAGING SPECIFICATIONS	38
SCHEDULE 8.1 SUPPORT SERVICES	43
SCHEDULE 10.2 END USER LICENSE AGREEMENT	47

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OEM SUPPLY AGREEMENT
     This OEM SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2005, by and between Alcatel Internetworking, Inc., a corporation organized under the laws of the State of California (“Alcatel”), and Aruba Wireless Networks, Inc., a corporation organized under the laws of the State of Delaware (“Supplier”).
WITNESSETH:
     WHEREAS, Alcatel desires to purchase certain products from Supplier for resale to Alcatel’s customers, and Supplier desires to sell those products to Alcatel, upon the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Defined Terms. Each term set forth below shall have the meaning given to it below when used in this Agreement with initial capital letters:
     “Affiliate” means any company that Controls, is Controlled by or is Controlled by a party’s parent company. “Alcatel” shall have the meaning given to it in the introductory paragraph of this Agreement.
     “Alcatel Indemnities” shall mean Alcatel and each of its Affiliates and its and their directors, officers, employees and agents.
     “Alcatel Infringement Allegation” shall mean any allegation that any Specifications delivered by Alcatel to Supplier infringe any Intellectual Property Right of any third party.
     “Bankrupt Party” shall have the meaning given to it in Section 16.2(c).
     “Breaching Party” shall have the meaning given to it in Section 16.2(b).
     “Change of Control” shall mean (i) any consolidation or merger of Supplier with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Supplier immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which Supplier is a party in which in excess of fifty percent (50%) of Supplier’s voting power is transferred; or (iii) a sale, lease or other disposition of all or substantially all of the assets of Supplier; provided, however, that a Change of Control shall expressly not include any consolidation or merger effected exclusively to change the domicile of Supplier, or any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Supplier or indebtedness of Supplier is cancelled or converted or a combination thereof.
     “Confidential Information” shall mean (a) information that is (i) disclosed by Disclosing Party, or its Affiliate or other designee, to Recipient, or its designee, in connection with the purpose of this Agreement in (A) written, electronic, photographic or other tangible form or (B) oral or visual form and

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summarized in written form within 30 calendar days after its disclosure and (ii) marked to indicate that it is confidential or proprietary, and (b) information that is disclosed by Disclosing Party to Recipient, or its designee, in connection with the purpose of this Agreement as a result of access to the products or information systems of Disclosing Party. Notwithstanding the foregoing, any information disclosed in connection with this Agreement shall not constitute Confidential Information to the extent that the information (a) is known to Recipient before receipt thereof, (b) is generally available to the public at the time of receipt thereof (or thereafter becomes generally available to the public without the breach by Recipient of any obligation to Disclosing Party or any third party), (c) is received by Recipient from a third party after receipt thereof without the breach by the third party of any obligation to Disclosing Party or (d) is independently developed by Recipient after receipt thereof without the use of thereof or any other Confidential Information.
     “Control” shall mean, with respect to an entity, the power to control more than 50% of the voting power and otherwise direct the management and decisions of such entity.
     “Disclosing Party” shall mean the party that discloses to Recipient, or its designee, any Confidential Information.
     “Documentation” shall mean any documentation delivered by Supplier to Alcatel with respect to any Product.
     “Electronic Signature” shall mean an electronic identification consisting of symbols or codes adopted by either party in accordance with this Agreement.
     “Escrow Agent” shall mean a commercial escrow agency as defined and selected by the Parties in Section 11.1 below.
     “Escrow Agreement” shall mean an agreement entered into between the parties and the Escrow Agent as described in Section 11.
     “First Escrow Deposit” shall consist of the technical or other information and documentation required to permit Alcatel or its designated manufacturer to make, test and support the Product including without limitation all hardware designs, and all source code related to the base AirOS including RF Management.
     “Forecast” shall mean a non-binding written or electronic forecast that sets forth the quantities of the Products that Alcatel, in good faith, estimates it will order during the 12-month period beginning on the date of the forecast and the estimated delivery dates for those Products.
     “Hardware Supply Failure” shall mean, with respect to a hardware Product, failure by the Supplier to deliver such Product to Alcatel in accordance with the terms and conditions of this Agreement (including without limitation Supplier’s obligation to act in good faith in accordance with Section 3.2 (b)), and such failure materially impairs Alcatel’s ability to comply with its contractual obligations to any of its customers with respect to any such Product.
     “Intellectual Property Right” shall mean any patentable or unpatentable invention, copyright, trade secret or other intellectual property right (or any registration of copyright, application for patent or patent that may issue thereunder).
     “Invoice” shall mean any invoice delivered by Supplier to Alcatel in accordance with this Agreement.
     “Loaned Documentation” shall mean, with respect to any Loaned Equipment, any documentation delivered by Alcatel to Supplier with respect to the Loaned Equipment.
     “Loaned Equipment” shall mean the test equipment described on Schedule 6.5.

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     “Loaned Software” shall mean, with respect to any Loaned Equipment, any software or firmware incorporated into the Loaned Equipment.
     “Order Acknowledgment” shall mean any written or electronic notice delivered by Supplier to Alcatel in accordance with this Agreement to the effect that Supplier has received and accepted a Purchase Order and provided Alcatel a scheduled shipping date.
     “Products” shall mean the products made by Supplier only for Alcatel which are the Alcatel brand version of Supplier Products which are set forth on Schedule 3.1 as amended from time to time.
     “Purchase Order” shall mean any purchase order delivered by Alcatel to Supplier in accordance with this Agreement.
     “Recipient” shall mean the party that receives from Disclosing Party, or its Affiliate or other designee, any Confidential Information.
     “Second Escrow Deposit shall consist of all software Products not included in the First Escrow Deposit (including the source code therefore).
     “Software” shall mean any software or firmware incorporated in any Product.
     “Software Support Failure” means with respect to a Product, a substantial failure by Supplier that continues for more than 30 days to comply with its support obligations (including obligations contained in support agreements as listed in Schedule 3.1) under this Agreement, and such failure materially impairs Alcatel’s ability to comply with its contractual support obligations to any of its customers with respect to such Product. Software Support Failure may also occur when Supplier has failed to provided Level 3 support as defined in Section 8.1 to the standard that is commonly acceptable in the industry. A software Support Failure can be willful or not willful.
     “Specifications” shall mean, with respect to any Product, the mutually agreed drawings, designs and manufacturing and test specifications for the Product, as in effect on the date of the related Purchase Order.
     “Supplier” shall have the meaning given to it in the introductory paragraph of this Agreement.
     “Supplier Indemnities” shall mean Supplier and each of its Affiliates and its and their directors, officers, employees and agents.
     “Supplier Infringement Allegation” shall mean any allegation that (a) any Product infringes any Intellectual Property Right of any third party or (b) any process used to design, develop or manufacture any Product infringes any Intellectual Property Right of any third party.
     “Supplier Products” means products sold by Supplier that are not branded with the Alcatel brand name.
     “Supplier Royalty” shall mean, for a particular Product, the difference between Supplier’s cost of goods sold for such Product at the time of a Hardware Supply Failure or at the time of a Software Support Failure and the price at which Alcatel obtains such Product from Supplier, as set forth in this Agreement.
     “Supply Failure — Delivery” shall mean a Hardware Supply Failure or a Software Support Failure or both.

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“Supply Failure — Change of Control” shall mean a Change of Control that would cause, Alcatel to purchase Products from an entity that is an Alcatel competitor.
     “Support Services” shall mean the technical and other support services with respect to the Products set forth on Schedule 8.1.
     “Third-Party Purchaser” shall mean any distributor, reseller, contract manufacturer, subcontractor or other service provider of Alcatel.
     “Warranties” shall mean the warranties made by Supplier in Section 7.7
     1.2. Articles, Sections and Attachments. Except as otherwise provided in this Agreement, any reference in this Agreement to any Article, Section, Exhibit, Schedule or other attachment is a reference to the specified article, section, exhibit, schedule or attachment of or to this Agreement.
ARTICLE II
APPOINTMENT OF RESELLER
     2.1. Appointment. Upon the terms and subject to the conditions set forth in this Agreement, Supplier hereby appoints Alcatel to be the exclusive reseller of the Products worldwide. Alcatel shall use reasonable commercial efforts to sell the Products for worldwide use. Supplier shall not, directly or indirectly, sell any Product to any Supplier customer or third party, or permit any third party to sell any Product, without the prior consent of Alcatel. Notwithstanding the foregoing, Supplier is authorized to sell Supplier Products.
     2.2. Marketing. (a) Supplier shall cooperate with Alcatel in connection with any marketing activities undertaken by Alcatel with respect to the Products and shall provide to Alcatel the technical marketing and sales support with respect to the Products that Alcatel reasonably requests in connection with those activities. Supplier shall deliver to Alcatel (i) a reasonable quantity of the promotional materials that Supplier generally makes available to its customers with respect to the Products and (ii) electronic copies of those promotional materials. Alcatel may (i) use such materials in connection with any marketing activities undertaken by Alcatel with respect to any Product and (ii) make copies of any such materials to the extent reasonably necessary to permit Alcatel to conduct those activities or for backup and archival purposes. If Alcatel makes any copies of any such materials, then Alcatel shall reproduce on those copies all confidential or proprietary markings.
     2.2.1 Non-Competition. Supplier agrees that it will not enter into “channel or business partner” relationships directly with the channels or business partners set forth on Schedule 2.2.1 to this Agreement. Alcatel may modify the channel or business partners list as set forth on Schedule 2.2.1 from time to time provided that none of the channel or business partners added to Schedule 2.2.1 has an existing channel or business partner relationship with Supplier (unless mutually agreed upon by the parties), and shall not include partners who are not certified for WLAN solutions and/or are not actively engaged in the promotion and sale of such solutions to third parties. Notwithstanding the foregoing, the parties acknowledge that Aruba may (upon the mutual agreement of the parties) enter into relationships and agreements with parties that may resell or sell to the channel and business partners set forth on Schedule 2.2.1 and that such relationships do not violate this Section 2.2.1.
     2.2.2 POS Report. Alcatel agrees to provide a Point of Sale Report (POS) for the exclusive use of Supplier to construct sales compensation programs so that Supplier’s sales resources are compensated in an equivalent and financially neutral manner for sales of Products as for sales of

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Supplier’s own products. Additionally, Supplier agrees to define specific management objectives related to the sale of Products for its sales force.
     2.3. Trademarks. Alcatel may use any Supplier trademark, trade name or trade dress in accordance with Supplier’s reasonable written instructions in connection with any marketing activities undertaken by Alcatel with respect to the Products. Except as otherwise provided in this Agreement, nothing in this Agreement shall be construed to grant to Alcatel any right in any Supplier trademark, trade name or trade dress affixed to any Product.
ARTICLE III
PURCHASE AND SALE
     3.1. Products. (a) Upon the terms and subject to the conditions set forth in this Agreement, Supplier shall sell to Alcatel the Products that Alcatel orders by the delivery to Supplier of a Purchase Order.
     (b The initial Products are set forth on Schedule 3.1. If Alcatel requests Supplier to quote a price for the sale to Alcatel under this Agreement of any Supplier Product other than the Products, then Supplier shall deliver the quote to Alcatel within five business days after receipt of the request and all information reasonably necessary to permit Supplier to deliver the quote. Alcatel shall use reasonable commercial efforts to accept or reject any such quote within five business days after the receipt of the quote. If Alcatel accepts any such quote, then (i) Schedule 3.1 shall be amended to add the related Supplier Product as a Product thereto, and (ii) Alcatel shall promptly deliver to Supplier a copy of the amended Schedule. Alcatel’s right to sell or distribute any Supplier Products shall be nonexclusive.
     3.2. Purchase Orders. (a) Each Purchase Order shall set forth the Alcatel part number of the ordered Product (including the revision designation, if applicable), the ordered quantity, the price in effect on the date of the Purchase Order, the delivery date and destination, the method of shipment, the name of the carrier, the Purchase Order number.
     (b) Supplier shall acknowledge in writing receipt of Purchase Orders (PO) within twenty-four (24) hours of delivery to Supplier and shall accept or reject each Purchase Order within forty eight (48) hours of delivery of the Purchase Order to Supplier. If Supplier accepts the Purchase Order, it will deliver to Alcatel an Order Acknowledgment. Supplier shall act in good faith to meet Alcatel PO delivery dates. If Supplier rejects the Purchase Order because it determines that it is unable to comply with the ordered quantity or delivery date set forth in any Purchase Order, then Alcatel and Supplier shall negotiate in good faith with respect thereto.
If Supplier does not acknowledge receipt of the PO within twenty-four (24) hours, the PO will be deemed not delivered. If Supplier has confirmed receipt of PO within twenty-four (24) hours of delivery to Supplier and Supplier does not accept or reject the Purchase Order within forty eight (48) hours from delivery, the Purchase Order is deemed accepted and acknowledged by Supplier.
If Alcatel and Supplier subsequently agree with respect to the ordered quantity and delivery date applicable to the Purchase Order, then (i) Alcatel shall modify the Purchase Order accordingly and deliver it to Supplier, and (ii) Supplier shall accept the Purchase Order by the delivery to Alcatel of an Order Acknowledgment. Neither Alcatel nor Supplier shall have any rights or obligations with respect to any Purchase Order unless and until Supplier has accepted the Purchase Order.
     (c) Where Alcatel has accepted a customer order containing liquidated damages, Alcatel shall notify Supplier in writing of this fact concurrently with the delivery of a Purchase Order. Where Alcatel has notified Supplier in writing of Alcatel’s acceptance of an order containing liquidated damages, Supplier shall provide a written notice separate from the Purchase Order Acknowledgement within forty eight (48) hours, notifying Alcatel of Suppliers acceptance or rejection of the order. An order is not

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consider accepted by Supplier unless Supplier provides, (i) Purchase Order Acknowledgement, and (ii) Supplier’s separate written acceptance of the liquidated damages associated with a specific Purchase Order. Notwithstanding the above, If Supplier has not accepted or rejected the liquidated damages associated with a specific Purchase Order within forty eight (48) hours of receipt of the Purchase Order, the Purchase Order and liquidated damages associated with it are not accepted by Supplier.
ARTICLE IV
FORECASTS, COMMITMENTS AND EXCLUSIVITY
     4.1. Forecasts. (a) On a monthly basis, Alcatel shall deliver to Supplier a Forecast. The initial Forecast is set forth on Schedule 4.1. Alcatel may modify any Forecast at any time by the delivery to Supplier of notice to such effect.
     (b) Supplier shall use reasonable commercial efforts to maintain sufficient manufacturing capacity to permit it to deliver the Products to Alcatel in accordance with the applicable Forecast. However, Supplier shall not consider any Forecast to be a commitment by Alcatel (i) to purchase any Product or (ii) to reimburse Supplier for any capital expenditure incurred by Supplier or any employee hired by Supplier.
     4.2. No Commitments. Except as otherwise expressly provided in this Agreement, (a) Alcatel shall have no obligation to deliver to Supplier any Purchase Order with respect to any Product, and (b) subject to any minimum quantities established by Supplier with respect to any single Purchase Order, Alcatel shall have no obligation to otherwise purchase any minimum quantity of any Product during the term of this Agreement.
     4.3. No Exclusivity. Notwithstanding any provision of this Agreement to the contrary, Alcatel may purchase any product produced by a third party, whether Alcatel branded or not, that is a substitute for or competes with any of the Products.
ARTICLE V
RESCHEDULING AND CANCELLATION
     5.1. Rescheduling. (a) Upon the request of Alcatel, Supplier shall use reasonable commercial efforts to accelerate the mutually agreed delivery date for any Product set forth in any Purchase Order.
     (b) Alcatel may delay the mutually agreed delivery date for any Product set forth in any Purchase Order one time for up to thirty days for the originally scheduled delivery date by delivering to Supplier notice to such effect at least five business days prior to the mutually agreed delivery date. The price of any such rescheduled Product shall be the price in effect as of the date of the originally-scheduled shipping date.
     5.2. Cancellation. (a) Alcatel may cancel the sale of any quantity of any Product set forth in any Purchase Order by the delivery to Supplier of notice to such effect at least 30 calendar days prior to the mutually agreed delivery date.
ARTICLE VI
MANUFACTURING
     6.1. Homoloqation. (a) As Alcatel intends to distribute the Product worldwide, Supplier will work in good faith to enable Alcatel to benefit from appropriate country certifications completed by Supplier (e.g. utilize Supplier’s AP homologation where possible). Country certifications and homologation beyond that which is available per the above, will be accomplished for Products through

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engineering effort as appropriate by either party, and the cost of (re)certification of Products shall be borne by Alcatel. Supplier will bear the cost and responsibility for Supplier Products which require (re)certification as a result of integration of Alcatel Intellectual Property Rights.
     (b) Sole Distribution. For countries where Supplier has not received certification and does not intend to start to obtain certification within a six (6) month time period, the parties agree that where Alcatel proceeds to obtain certification at its own cost, Alcatel shall have sole distribution rights for Products into that country for a period of twenty-four (24) months. Supplier may, at its discretion, reimburse Alcatel for 110% of the fees paid by Alcatel for certification in a specific country after which Alcatel’s sole rights to distribution in that country will no longer be in effect.
     6.2. Certifications. (a) For the purpose of manufacturing, Supplier shall only engage companies to manufacture Products and Supplier Products that maintain the applicable ISO9001:2000 certification and TL9000 certification.
     (b) ISO9001:2000 and TL9000. Supplier shall use its best efforts to have its contract manufacturer that manufactures the Product deliver or make available to Alcatel any documentation with respect to the ISO9001:2000 and TL9000 certifications that Alcatel reasonably requests to verify compliance therewith. Upon the request of Alcatel at least two business days in advance, Supplier shall permit Alcatel and its directors, officers, employees and agents to have access during normal business hours to the facilities of Supplier and its subcontractors for the purpose of inspecting the ISO9001:2000 and TL9000 compliance, and Supplier shall reasonably cooperate with Alcatel in connection therewith. Upon the request of Supplier in connection with any such inspection, Alcatel shall cause its directors, officers, employees and agents to execute and deliver to Supplier and its subcontractors (contract manufacturers) an appropriate nondisclosure agreement.
     6.3. Quality-Assurance Program. (a) Supplier shall, and shall cause each of its subcontractors to, implement and maintain a comprehensive process and quality-assurance program in accordance with Alcatel’s quality and workmanship specifications, as in effect from time to time. Upon the receipt of a copy of the current version of Alcatel’s quality and workmanship specifications, Supplier shall acknowledge receipt thereof. If Alcatel modifies its quality and workmanship specifications, then Alcatel shall promptly deliver to Supplier a copy of the modified specifications. Supplier shall deliver to each of its subcontractors copies of Alcatel’s quality and workmanship specifications, as in effect from time to time.
     (b) Supplier shall deliver or make available to Alcatel any documentation with respect to Supplier’s quality-assurance program that Alcatel reasonably requests to verify compliance therewith. Upon the request of Alcatel at least two business days in advance, Supplier shall permit Alcatel and its directors, officers, employees and agents to have access during normal business hours to the facilities of Supplier and its subcontractors for the purpose of inspecting Supplier’s quality-assurance-program compliance, and Supplier shall reasonably cooperate with Alcatel in connection therewith. Upon the request of Supplier in connection with any such inspection, Alcatel shall cause its directors, officers, employees and agents to execute and deliver to Supplier an appropriate nondisclosure agreement.
     6.4. Industry Standards. Supplier shall, and shall cause each of its subcontractors to, comply with industry standards applicable to the Products.
     6.5. Loaned Equipment. (a) Promptly after the date hereof, Alcatel shall deliver to Supplier, on a loan basis, the Loaned Equipment to the extent that it has not already done so. The initial Loaned Equipment is set forth on Schedule 6.5. If Alcatel delivers to Supplier, on a loan basis, any other test equipment, then (i) Schedule 6.5 shall automatically be amended to include the equipment, and (ii) Alcatel shall promptly deliver to Supplier a copy of the amended Schedule. Upon the request of Alcatel, Supplier shall return to Alcatel any Loaned Equipment in good condition, normal wear and tear excepted, in accordance with Alcatel’s instructions.

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     (b) During the period when Supplier maintains custody of any Loaned Equipment, except as otherwise mutually agreed, Supplier shall (i) maintain the Loaned Equipment in accordance with Alcatel’s instructions, (ii) bear all risk of loss to the Loaned Equipment, (iii) maintain with reputable insurance companies casualty insurance covering the Loaned Equipment with policy limits equal to, or in excess of, the fair market value of the Loaned Equipment (and upon the request of Alcatel, deliver to Alcatel an applicable certificate of insurance that evidences the existence of the insurance) and (iv) use the Loaned Equipment solely to test the Products.
     (c) Alcatel hereby grants to Supplier a non-exclusive, fully paid-up license to use any Loaned Software solely with the Loaned Equipment. Notwithstanding any provision of this Agreement to the contrary, Supplier may make copies of any Loaned Software only to the extent reasonably necessary for backup and archival purposes. Supplier shall not disassemble, reverse compile, reverse engineer or otherwise expose the source code of any Loaned Software. Upon the request of Alcatel, Supplier shall deliver to Alcatel all copies of any Loaned Software in accordance with Alcatel’s instructions.
     (d) Alcatel hereby grants to Supplier a non-exclusive, fully paid-up license to use any Loaned Documentation solely with the Loaned Equipment. Notwithstanding any provision of this Agreement to the contrary, Supplier may make copies of any Loaned Documentation only to the extent reasonably necessary for backup and archival purposes. Upon the request of Alcatel, Supplier shall deliver to Alcatel all copies of any Loaned Documentation in accordance with Alcatel’s instructions.
     6.6. Labeling and Serialization. (a) Supplier shall affix to each Product the applicable Alcatel trademarks, trade names and trade dress, and otherwise label each Product, in accordance with the Specifications. Supplier shall not use any Alcatel trademark, trade name or trade dress delivered to Supplier in connection with this Agreement except as permitted by this Agreement. Nothing in this Agreement shall be construed to grant to Supplier any right in any Alcatel trademark, trade name or trade dress affixed to any Product. Supplier agrees to undertake, at its cost, “Alcatelization” of the Supplier products that will be sold by Alcatel. This means, among other items, bringing the hardware and software products to a point where branding, splash and menu screens, CLI, external appearance, system messages, and supporting documentation says Alcatel.
     (b) Supplier shall serialize each Product in accordance with Alcatel’s serialization specifications and the procedures set forth on Schedule 6.6. Supplier hereby acknowledges receipt of a copy of the current version of Alcatel’s serialization specifications. If Alcatel modifies its serialization specifications, then Alcatel shall promptly deliver to Supplier a copy of the modified specifications.
     6.7. RoHS Directive (2002/95/EC). Supplier understands that the RoHS Directive (Restriction of Certain Hazardous Substances) became law in the European Union countries in February 2003. Member states must implement the law by August 2004 and product deadline for compliance is July 2006. This directive also applies to those manufacturers wishing to sell products in Europe.
The purpose of the RoHS Directive is the restriction of the use of certain hazardous substances and to reduce the waste management problems linked to substances likely to pose risks to health and the environment. The RoHS Directive specifically addresses the reduction of use and ultimate banning of the following substances:
•	Cadmium

•	Hexavalent Chromium

•	Lead

•	Mercury

•	PBBs (Polybrominated biphenyls)

•	PBDEs (Polybrominated diphenyl ethers)

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Supplier agrees to use manufacturers for Products who comply with the RoHS Directive by December 31,2005.
ARTICLE VII
COMMERCIAL TERMS
     7.1. Prices. (a) The initial price of each Product and the Support Service fee for each Product is set forth on Schedule 3.1. Those prices do not include any foreign, federal, state or local sales, use or excise taxes, duties, fees or similar charges imposed upon the sale, delivery or use of any Product under this Agreement. Alcatel shall pay any and all such charges, except for those imposed on Supplier’s income or as otherwise required by applicable law or provided in this Agreement. [***] All payments shall be made in the USA and in United States Dollars.
     (b) Favorite Nation. If Supplier agrees to sell to any third party that purchases the same or similar volumes of a Supplier Product that is substantially the same as the Product upon the same or similar terms and conditions as those set forth in this Agreement at a lower price, then (i) Schedule 3.1 shall automatically be amended to change the price of the Product to the lower price, and (ii) Supplier shall promptly deliver to Alcatel a copy of the amended Schedule.
     (c) Demo Pricing. Supplier agrees to sell to Alcatel Product for demonstration, marketing, evaluation, internal use, or testing at the discount prices listing in Schedule 3.1. Alcatel agrees not to sell such systems with this discounted price.
     (d) [***]
     (e) [***]
     7.2. Payment. Upon the shipment of any Product, Supplier shall deliver to Alcatel an Invoice that sets forth the date, the name and address of Supplier, the related Purchase Order number, a detailed description of the ordered Product (including the Alcatel part number and description and, if applicable, any marks, numbers, symbols or trade names used by Supplier to the trade), the quantity shipped, the price in effect on the shipping date (including an itemization of all applicable freight, insurance, commission, packing and other charges and all applicable discounts, rebates, drawbacks and bounties), the payment terms, the country of origin, the delivery destination, the method of shipment, the number of packages, the way bill number and a reference to this Agreement. The amount due under each undisputed Invoice shall be due and payable by Alcatel upon the expiration of 45 calendar days after the date of the Invoice. If Alcatel disputes any portion of any Invoice, then Alcatel shall promptly deliver to Supplier a notice that sets forth the basis of the dispute. Upon the receipt of any such notice, Supplier shall deliver to Alcatel a replacement Invoice that omits the disputed portion of the original Invoice. If the dispute arises out of any ordering or other error made by Alcatel, then the amount due under each such replacement Invoice shall be due and payable by Alcatel upon the expiration of 45 calendar days after the date of the original Invoice. If the dispute arises out of any billing or other error made by Supplier, then the amount due under each such replacement Invoice shall be due and payable by Alcatel upon the expiration of 45 calendar days after the date of the replacement Invoice. Alcatel shall have no obligation

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to pay any amount under any Invoice that includes a dispute unless and until the dispute has been resolved. Any payment obligations shall survive the termination of this Agreement.
     7.3. Delivery and Shipping. (a) Supplier shall deliver the ordered quantity of each Product so that it arrives at Alcatel’s dock at the delivery destination set forth in the related Purchase Order no more than four (4) business days prior to, and no later than, the mutually agreed delivery date. Except as otherwise mutually agreed, Supplier shall ship each Product in accordance with the method of shipment set forth in the related Purchase Order via the carrier named in the Purchase Order. If the shipment of any Product originates from outside of the United States, then Supplier shall ship the Product FCA (as defined in Incoterms 2000) Supplier’s dock. Otherwise, Supplier shall ship each Product FOB Supplier’s dock.
     (b) Upon the request of Alcatel, Supplier shall deliver to Alcatel, in the manner that Alcatel reasonably requests, any United States customs and other similar documentation and information regarding any Product delivered to Alcatel pursuant to this Agreement, including without limitation certificates of origin and drawback documentation and information.
     (c) If any shipment of any Product is, or in Supplier’s opinion is likely to become, delayed so that the Product will not be delivered in accordance with this Section 7.3, then Supplier shall immediately deliver to Alcatel a notice that sets forth the cause for the delay. Upon the request of Alcatel after receipt of such a notice, Supplier shall (i) ship any quantity of the Product (but not in excess of the ordered quantity) to the applicable delivery destination in accordance with any alternative method of shipment designated by Alcatel and (ii) bear any and all additional shipping costs in connection therewith. Notwithstanding the foregoing, Supplier shall not be liable for any such costs if the delay is a direct result of any act or omission of Alcatel. Supplier may, with the consent of Alcatel (which shall not be unreasonably withheld), deliver to Alcatel partial shipments of any Product.
     (d) Time is of the essence of this Agreement. Supplier hereby acknowledges that Alcatel may incur liquidated or other similar damages if Supplier fails to deliver Product by the delivery date specified in a Purchase Order that Supplier has accepted with an Order Acknowledgment. If Supplier fails to deliver Product by such delivery date and Alcatel pays liquidated or similar damages because of such failure by Supplier, then promptly after the request of Alcatel, Supplier shall reimburse Alcatel for the liquidated or similar damages incurred and paid by Alcatel. The amount of liquidated or similar damages paid by Supplier to Alcatel shall not exceed [***]. Notwithstanding the foregoing, Supplier shall not be liable for any such damages if the late delivery is a direct result of any act or omission of Alcatel or if Alcatel failed to inform Supplier of the liquidated or similar damages clause in the written notice. Alcatel shall use reasonable commercial efforts (i) to negotiate contracts with its customers that do not obligate Alcatel to incur liquidated or other similar damages and (ii) to otherwise minimize the liquidated or other similar damages incurred by Alcatel.
     7.4. Packaging. (a) Supplier shall package each Product in accordance with Alcatel’s packaging specifications, as in effect from time to time. The current versions of Alcatel’s packaging specifications are listed on Schedule 7.4. Supplier hereby acknowledges receipt of a copy of the current version of those specifications. If Alcatel modifies its packaging specifications, then Alcatel shall promptly deliver to Supplier a copy of the modified specifications.
     (b) Supplier shall (i) attach to the exterior of each shipment of any Product a detailed packing list that sets forth the number of packages shipped, a detailed description of the shipped Product (including the Alcatel part number and description), the quantity shipped and, if applicable, the related Purchase Order number and corresponding line item number on the Purchase Order, and (ii) enclose in the first package included in the shipment a copy of the packing list and a list that sets forth the serial numbers of each Product included in the shipment.

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     7.5. Transfer of Title and Risk of Loss. (a) Supplier shall transfer to Alcatel all of Supplier’s right, title and interest in and to each Product, free and clear of any security interest, lien or other encumbrance, upon delivery to the applicable carrier at Supplier’s dock. Alcatel shall assume all risk of loss to each Product in accordance with the applicable shipping terms. If Alcatel elects to assert any claim against any carrier to recover any loss to any Product, then Supplier shall cooperate with Alcatel in connection therewith.
     (b) Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to grant to Alcatel any right in any Software or Documentation, and all software is licensed and not sold.
     7.6. Inspection and Acceptance. (a) Prior to the delivery of any Product to Alcatel, Supplier shall inspect and test the Product in accordance with a test plan approved by Alcatel. Upon the request of Alcatel, Supplier shall deliver or make available to Alcatel any inspection and test documentation with respect to any Product to verify compliance with the test plan. Upon the request of Alcatel, Supplier shall permit Alcatel and its directors, officers, employees and agents to have access during normal business hours to the facilities of Supplier and its subcontractors for the purpose of inspecting any Product, and Supplier shall reasonably cooperate with Alcatel in connection therewith. Upon the request of Supplier in connection with any such inspection, Alcatel shall cause its directors, officers, employees and agents to execute and deliver to Supplier an appropriate nondisclosure agreement.
     (b) Alcatel may inspect each Product within a reasonable time after the receipt thereof in accordance with Alcatel’s standard test plan for the Product, as in effect from time to time. Supplier hereby acknowledges receipt of a copy of the current version of Alcatel’s standard test plan for each Product. If Alcatel modifies its standard test plan for any Product, then Alcatel shall promptly deliver to Supplier a copy of the modified test plan. If Alcatel fails to reject any Product in accordance with Alcatel’s standard test plan within 30 calendar days after the receipt thereof or fails to state the basis for the rejection, then Alcatel shall be deemed to have accepted the Product.
     (c) If Alcatel rejects any Product prior to acceptance, then Alcatel shall deliver to Supplier a notice that sets forth the reasons for the rejection. Within five business days after the receipt of any such notice by Supplier, Supplier shall (i) replace the rejected Product and deliver its replacement to Alcatel and (ii) deliver to Alcatel authorization to return the rejected Product to Supplier. Promptly after the receipt of any such authorization, Alcatel shall return the rejected Product to Supplier at Supplier’s expense and otherwise in accordance with Supplier’s instructions and Supplier shall assume all risk of loss to the Product upon delivery to the carrier at Alcatel’s dock. Notwithstanding the foregoing, if Supplier reasonably determines that any Product returned to Supplier in accordance with this Section 7.6(c) complies with the applicable test plan approved by Alcatel, then Alcatel shall reimburse Supplier for any transportation costs incurred by Supplier in connection with the return of the Product to Supplier.
     7.7. Warranty. (a) Supplier hereby warrants as follows:
          (i) Each Product has not been used by any end customer;
          (ii) For a period of [***] after the acceptance by Alcatel of each Product, the Product (other than any Software incorporated into the Product) shall conform to the Specifications and be free from defects in design, materials and workmanship; and
          (iii) For a period of [***] after the acceptance by Alcatel of each Product, the Software incorporated into the Product shall conform to the Specifications.
Notwithstanding the foregoing, Supplier shall have no warranty obligation under this Section 7.7(a) with respect to any Product to the extent that (i) the Product has been modified by any party other than Supplier, or (ii) any defect in the Product was caused by (A) any improper use, maintenance, repair or

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installation of the Product by any party other than Supplier or (B) the compliance by Supplier with any Specifications delivered to Supplier by Alcatel.
     (b) If any Product does not conform to any Warranty during the applicable warranty period, then Alcatel shall deliver to Supplier notice to such effect. Prior to the close of business on the next business day after the receipt of any such notice by Supplier, Supplier shall deliver to Alcatel authorization to return the non-conforming Product to Supplier. Promptly after the receipt of any such authorization, Alcatel shall return the non-conforming Product to Supplier at Supplier’s expense and otherwise in accordance with Supplier’s instructions and Supplier shall assume all risk of loss to the Product upon delivery to the carrier at Alcatel’s dock. Notwithstanding the foregoing, if Supplier reasonably determines that any Product returned to Supplier in accordance with this Section 7.7(b) conforms to the Warranties, then Alcatel shall reimburse Supplier for any transportation costs incurred by Supplier in connection with the return of the Product to Supplier. Within 10 business days after the receipt of any such Product by Supplier, Supplier shall, at its option, (i) repair the Product and return it to Alcatel or (ii) replace the Product and deliver its replacement to Alcatel. If Supplier fails timely to repair or replace any such Product after the use of reasonable commercial efforts, then promptly after the request of Alcatel, Supplier shall (i) refund to Alcatel the price of the Product or (ii) grant to Alcatel a credit in the amount of the price of the Product.
     (c) If [***] of units of the same Product repeatedly does not conform to the same Warranty for the same specific reason during the applicable warranty period, or [***] of units of the same Product repeatedly does not conform to the same Warranty for the same specific reason after the expiration of the applicable warranty period and the nonconformity was not discoverable by Alcatel’s standard acceptance test plan, then in addition to the other remedies set forth in this Section 7.7, (i) Supplier shall deliver to Alcatel a reasonable plan to correct the nonconformity, and (ii) promptly after the request of Alcatel, Supplier shall repair or replace any additional units of the Product that Alcatel reasonably believes to be nonconforming and are found to be non-conforming by Supplier. Upon the acceptance of any such plan by Alcatel, Supplier shall implement the plan and deliver to Alcatel progress reports relating thereto.
     (d) If any Product does not conform to any Warranty after the expiration of the applicable warranty period, then Alcatel may engage Supplier to repair or replace the Product upon reasonable prices, terms and conditions.
     (e) To the extent that Supplier has the legal and contractual right to do so, Supplier hereby transfers to Alcatel any and all warranties made by Supplier’s vendors to Supplier with respect to the materials incorporated into the Product. If Alcatel elects to assert any warranty claim against any such vendor, then Supplier shall enforce the applicable warranty against the vendor for the benefit of Alcatel and otherwise cooperate with Alcatel in connection therewith.
     (f) If Supplier discovers any defect in any Product during the applicable warranty period or after the expiration thereof, then Supplier shall immediately deliver to Alcatel notice to such effect.
     (g) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY PRODUCT, AND SUPPLIER HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING WITHOUT LIMITATION ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY INTENDED OR PARTICULAR PURPOSE.
     (h) The provisions of this Section 7.7 shall survive the expiration of the term, or sooner termination, of this Agreement.
     7.8. DOA Period. Products which are defective during the first sixty (60) days from delivery to Alcatel (the “DOA period”) during the applicable Warranty Period, shall be Advance Replaced by Supplier. “Advanced Replaced” means that Supplier shall ship replacement products, within one (1) Business Day of notice of a defective Product during the DOA period. Supplier shall provide a prepaid freight label for

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return of the defective Product. During the DOA period, all products must be new Products and subject to the original warranty of Hardware. To accomplish the replacement of the defective Product, Alcatel will carry sufficient inventory to replace such defective Product and Supplier will send such Advanced Replaced Product to Alcatel to replace its inventory and Alcatel agrees to use reasonable commercial efforts to return any defective Product to Supplier within thirty (30) days of requesting the Advanced Replaced Product.
ARTICLE VIII
SUPPORT SERVICES
     8.1. Support Responsibilities
Support Levels are defined as follows:
     (a) LEVEL 1 SUPPORT: the ability to provide general pre-sales and post-sales support, operate on-site hardware replacement, perform base problem determination, provide regular problem resolution status reports to the End User, maintain record of End User installed base.
     (b) LEVEL 2 SUPPORT: the ability to troubleshoot, to isolate problem and determine Product specification defect, to resolve the majority of mis-configurations and to have the capability to diagnose and solve problem remotely.
     (c) LEVEL 3 SUPPORT: generating workarounds for hardware and software problems that are beyond the scope of Level 2 Support. Perform complex problem reproduction and development engineering support to create, test, and implement, maintenance code patches to remedy identified problems.
Support Responsibilities
Level 1: Alcatel or Alcatel Channel
Level 2: Alcatel
Level 3: Supplier (per the terms of the service and support terms set forth in Schedule 3.1)
Support Escalation and Integration
Within 60 days after the execution of this Agreement, Alcatel and Supplier shall define a mutually acceptable Escalation process for resolving support issues and integrating support processes between Alcatel and Supplier
ARTICLE IX
RELATIONSHIP MANAGEMENT
     9.1. Meetings. Upon the request of Alcatel, Supplier shall cause its senior management to meet with Alcatel’s senior management at mutually agreed locations to review and discuss strategic planning, manufacturing capacity, performance goals, product management, supply-chain management and any other matter relating to the business relationship of the parties.
     9.2. Performance Goals. Alcatel and Supplier shall establish and periodically review mutually agreed performance goals relating to quality, pricing, delivery and any other matters reasonably requested by Alcatel.

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ARTICLE X
PRODUCT MANAGEMENT
     10.1. Product Changes. (a) If Alcatel requests Supplier to modify the Specifications for any Product to add any feature or enhancement to the Product, then (i) Alcatel shad deliver to Supplier notice to such effect, and (ii) Alcatel and Supplier shall jointly review Alcatel’s request. If Supplier desires to comply with any such request, then as promptly as practicable after the receipt of the request, Supplier shall deliver to Alcatel a proposal that sets forth engineering specifications, cost estimates and implementation schedules with respect to the requested modification. If Alcatel desires to accept any such proposal, then (i) Alcatel shall deliver to Supplier notice to such effect, and (ii) Supplier shall implement the modification upon mutually agreed prices, terms and conditions. Notwithstanding any provision of this Agreement to the contrary, (i) Supplier shall have no obligation to comply with any such request, and (ii) Alcatel shall have no obligation to accept any such proposal.
     (b) If Alcatel proposes to modify the Specifications for any Product to reduce the manufacturing cost of the Product, then (i) Alcatel shall deliver to Supplier notice to such effect, and (ii) Alcatel and Supplier shall jointly review Alcatel’s proposal. If Supplier accepts any such proposal, and the proposal reduces Supplier’s cost for the related Product, then Schedule 3.1 shall automatically be amended to reduce the price of the Product by an amount equal to [***] of the reduction of the cost. Notwithstanding any provision of this Agreement to the contrary, Supplier shall have no obligation to accept any such proposal.
     (c) If Supplier proposes to modify the Specifications for any Product, then Supplier shall deliver to Alcatel notice to such effect as far in advance of the implementation of the modification as practicable, but no less than [***] prior to the implementation or as mutually agreed to by the parties in writing.
     (d) If Supplier makes available for general commercial availability a modification to any Supplier Products, including without limitation the addition of a new software release for such Supplier Products, Supplier shall concurrently make available to Alcatel similar modifications to the comparable Products. Such obligation to modify the Supplier Products shall be considered a support obligation for the purposes of Section 1.1 definition of Software Support Failure.
     (e) If Supplier implements any modification of any Specifications that affect form fit or function for any Product, then Supplier shall (i) test the modified Product in accordance with a mutually agreed test plan, (ii) deliver or make available to Alcatel any test documentation with respect to the modified Product that Alcatel may reasonably request to verify compliance with the test plan and (iii) deliver to Alcatel a copy of the modified Specifications.
     10.2. End-of-Life (EOL). (a) If, during the term of this Agreement, Supplier desires to discontinue any Product, then Supplier shall deliver to Alcatel notice to such effect as far in advance of the implementation of the discontinuation as practicable but no less than [***] prior to the implementation or as mutually agreed to by the parties in writing. Upon the request of Alcatel after receipt of such a notice, Supplier shall (i) sell to Alcatel the Product in reasonable quantities in accordance with this Agreement or (ii) deliver to Alcatel the information with respect to the Product that Alcatel reasonably requests to permit Alcatel to purchase and support acceptable substitutes and (iii) support the Product hardware for [***] after the EOL date.
     (b) If, in Alcatel’s reasonable opinion, the alternatives set forth in Section 10.2(a) would be inadequate to permit Alcatel to comply with its obligations to its customers, then upon the request of Alcatel, Supplier shall on the date that the EOL notice is submitted pursuant to Section 10.2 (a) (i) grant to Alcatel a perpetual non-exclusive, worldwide license to make, use and sell the Product solely to permit Alcatel to comply with its obligations to its customers, (ii) obtain for Alcatel or a third-party manufacturer designated by Alcatel any rights held by third parties required to permit Alcatel or its designated manufacturer to make, use and sell the Product, upon reasonable prices, terms and conditions, solely to

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permit Alcatel to comply with its obligations to its customers, (iii) deliver to Alcatel or its designated manufacturer any technical or other information and documentation required to permit Alcatel or its designated manufacturer to make, test and support the Product solely to permit Alcatel to comply with its obligations to its customers, (iv) make available to Alcatel or its designated manufacturer any unique equipment held by Supplier to manufacture, test and support the Product solely to permit Alcatel to comply with its obligations to its customers or (v) otherwise cooperate with Alcatel to transition the manufacture, testing and support of the Product to Alcatel or its designated manufacturer. In the event that this Section 10.2(b) occurs, Alcatel may only use the license granted pursuant to this Section to make, use and sell Product to existing customers who have previously purchased the Products.
     (c) Alcatel shall only distribute the Product pursuant to the terms of a license agreement that is at least as protective of Supplier, the Product and the intellectual property rights in the Product as the current Supplier end user license agreement attached hereto as Schedule 10.2
ARTICLE XI
ESCROW
     11.1. Agreed Escrow Agent and Escrow Agreement.
Supplier and Alcatel agree to select an Escrow Agent agreeable to both parties within 90 days of execution of this Agreement. Thereafter, the parties shall negotiate in good faith, and shall execute an Escrow Agreement within 90 days of the selection of the Escrow Agent. The terms and conditions of the Escrow Agreement shall include the specific conditions both for delivery into escrow and release of the technical or other information and documentation, and shall be divided into two deposits; the First Escrow Deposit, and the Second Escrow Deposit.
     11.2. Supply Failures and Escrow.
     (a) Escrow Deposit. If, in Alcatel’s reasonable opinion, a Supply Failure — Delivery or Supply Failure — Change of Control will occur with respect to any Product due to (i) Supplier’s financial distress that is likely to lead them to file, or is likely to consent by answer or otherwise to the filing against Supplier of, a petition for relief or reorganization or liquidation (in connection with a bankruptcy or insolvency proceeding) or is likely to take advantage of any bankruptcy or insolvency law of any jurisdiction, or (ii) Supplier has received an inquiry concerning a bona fide proposal or offer to effect a Change of Control that may be from an Alcatel competitor Supplier shall, upon written notice from Alcatel promptly deliver the First Escrow Deposit and the Second Escrow Deposit to the Escrow Agent.
     (b) Supply Failure — Change of Control. Upon the occurrence of a Supply Failure — Change of Control (i) the Escrow Agent shall, in accordance with the terms of the Escrow Agreement release to Alcatel the First Escrow Deposit and Alcatel shall have the rights to use the First Escrow Deposit as necessary (including the right to modify, update or upgrade and support the Products) to make, use, market, sell, and support the Products, (ii) Supplier shall make available to Alcatel or its designated manufacturer any unique equipment held by Supplier to manufacture, test and support the Products and (iii) Supplier shall otherwise cooperate with Alcatel to transition the manufacture, testing and support of the Products to Alcatel or its designated manufacturer. The total price Alcatel shall pay Supplier for Supplier’s performance described in this paragraph shall be the sum of $1.00 USD.
In addition, upon the occurrence of a Software Support Failure subsequent to a Supply Failure -Change of Control, the Escrow Agent shall, in accordance with the Escrow Agreement, release the Second Escrow Deposit to Alcatel and Alcatel shall have the right to use the Second Escrow Deposit as necessary (including the right to modify, update or upgrade and support the Products) to make, use, market, sell, and support the Products, The total price Alcatel shall pay Supplier for Supplier’s performance described in this paragraph shall be the sum of $1.00 USD.

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     (c) Supply Failure — Delivery. Upon the occurrence of a Hardware Supply Failure, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, release the First Escrow Deposit to Alcatel.
Upon the occurrence of a willful Software Support Failure (i) the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, release the Second Escrow Deposit to Alcatel and Alcatel shall have the rights to use the First Escrow Deposit and the Second Escrow Deposit as necessary (including the right to modify, update or upgrade and support the Products) to make, use, market, sell, and support the Products, (ii) Supplier shall make available to Alcatel or its designated manufacturer any unique equipment held by Supplier to manufacture, test and support the Products and (iii) Supplier shall otherwise cooperate with Alcatel to transition the manufacture, testing and support of the Products to Alcatel or its designated manufacturer.
In the event of a Software Support Failure that is not willful, Alcatel will be entitled to provide resources to be dedicated to Alcatel software support. These resources will be co-located with the Supplier engineering and support organizations and will be given full access to everything necessary -including supplier personnel resources- to provide a cure for to the Software Support Failure.
During the [***] period following a Supply Failure — Delivery, Alcatel shall pay Supplier a royalty for all Products sold pursuant to Section 11.2(c) equal to [***] of the Supplier Royalty (Reduced Royalties) for all such Products sold by Alcatel. The parties agree that upon the expiration of such [***] period, no further royalties shall be payable to Supplier by Alcatel. Royalties would not be payable by Alcatel in the case of a willful Software Support Failure.
     (d) General Escrow Provisions.
          (i) Alcatel shall only distribute the Product pursuant to the terms of an end user license agreement that is at least as protective of Supplier, the Product and the intellectual property rights in the Product as the current Supplier end user license agreement attached hereto as exhibit 10.2, (such restriction to remain in force only until such time as Supplier is wound up),
          (ii) Supplier will provide to Alcatel on a quarterly basis its limited financial information sufficient for Alcatel to reasonably assess whether Supplier is in financial distress that may likely lead them to file, or likely consent by answer or otherwise to the filing against Supplier of, a petition for relief or reorganization or liquidation (in connection with a bankruptcy or insolvency proceeding) or is likely to take advantage of any bankruptcy or insolvency law of any jurisdiction.
          (iii) Prior to Supplier filing for bankruptcy, Supplier will notify Alcatel and Supplier will authorize Escrow Agent to release to Alcatel First Escrow Deposit and Second Escrow Deposit.
          (iv) Alcatel shall pay Supplier all Reduced Royalties within 45 days after the end of the calendar quarter in which the Reduced Royalties were incurred.
          (v) Notwithstanding the foregoing, if, upon the mutual agreement of the parties (such agreement being considered by each party in good faith and not unreasonably withheld), the Software Support Failure and Hardware Delivery Failure have been cured, then Escrow Deposits shall be returned to the Escrow Agent and Alcatel shall no longer make use of the Escrow Deposits.
In addition, the parties agree to calculate a and pay compensation payment as follows: Alcatel’s costs directly resulting from the Supply-Failure — Delivery (including but not limited to the cost for building internal expertise and operational capabilities for testing, supporting, modifying the Product, both Hardware and Software, and including cost of goods .and royalties actually paid to Supplier)” minus “the transfer price payment Alcatel would have paid to Supplier for all Products sold to Alcatel customers during the period of this Supply Failure -Delivery had such Supply Failure-Delivery not occurred. If this difference is positive, Supplier shall pay Alcatel this amount, if this difference is negative Alcatel shall pay

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Supplier this amount By way of example only, if Alcatel’s cost resulting from the Supply Failure - Delivery equals $185 (comprising $50 cost of goods, $35 royalty actually paid to Supplier and $100 for internal expertise and operational capabilities) and the price Alcatel would have paid to Supplier for all Products sold had the Supply Failure -Delivery not occurred equals $100, then Supplier would pay Alcatel $85
ARTICLE XII
ELECTRONIC DATA INTERCHANGE
     12.1. Documents and Standards. Upon the request of Alcatel, Supplier shall use its best efforts to implement and maintain the capability to transmit documents to, and receive documents from, Alcatel by electronic data interchange either directly or through an intermediary with twelve (12) months of the execution of this agreement. Supplier shall maintain ANSI standard electronic data interchange transaction sets for electronic invoices, electronic funds transfers, forecasts, purchase orders, purchase order acknowledgments, advance ship notices, purchase order changes, purchase order change acknowledgments, functional acknowledgments and other transactions reasonably requested by Alcatel.
     12.2. Signatures. Each party shall adopt as its signature an Electronic Signature to be affixed to, or contained in, any document electronically transmitted by that party to the other party.
     12.3. Transmissions. (a) If either party electronically transmits to the other party any document in connection with this Agreement, then (i) that party shall use security procedures sufficient to ensure that the transmission is authorized and protected from unauthorized access, and (ii) the presence of the Electronic Signature of that party affixed to, or contained in, the transmitted document shall be sufficient to verify that that party originated and executed the document.
     (b) Any document electronically transmitted by either party to the other party shall be deemed to have been duly given or delivered upon receipt by the receiving party in readable form. Upon the receipt by either party of any document transmitted electronically by the other party, the receiving party shall promptly transmit to the other party a functional acknowledgment of receipt, and the transmission of the acknowledgment shall constitute conclusive evidence that the document has been received. Neither the transmitting party nor the receiving party shall have any rights or obligations with respect to any such document unless and until the receiving party has transmitted such an acknowledgment.
     (c) If either party receives any electronically transmitted document in an unintelligible or garbled form, then that party shall promptly deliver to the other party notice to such effect.
     12.4. Enforceability. For purposes of applicable commercial law, (a) any document electronically transmitted by either party to the other party in accordance with this Article XII shall be deemed to be a writing, and (b) any such document that contains, or to which is affixed, the Electronic Signature of that party shall be deemed (i) to have been signed and (ii) when printed from electronic files or records established and maintained in the normal course of business, to constitute an original.
ARTICLE XIII
CONFIDENTIALITY
     13.1. Exchange of Information. Upon the terms and subject to the conditions set forth in this Article XIII, (a) Disclosing Party, and its Affiliates and other designees, may disclose to Recipient, and its designees, Confidential Information, (b) Recipient may use and disclose Confidential Information, and (c) certain Affiliates, directors, officers, employees and other designees of Recipient may use Confidential Information. Except as otherwise provided in this Agreement, nothing in this Agreement shall be construed to grant to Recipient or any other third party any right in any Confidential Information.

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     13.2.Use and Disclosure. Recipient may (a) use Confidential Information solely for the purpose of this Agreement and (b) disclose Confidential Information solely to those Affiliates, directors, officers, employees or other designees of Recipient that (i) are not competitors of Disclosing Party and (ii) have a need to know for the purpose of this Agreement and obligations to use the Confidential Information solely for that purpose and not to further disclose the Confidential Information. Recipient shall cause each of its Affiliates, directors, officers, employees and other designees that receive Confidential Information to comply with such obligations.
     13.3. Prevention. Recipient shall prevent the unauthorized use or disclosure of Confidential Information by using the same degree of care to safeguard Confidential Information as it uses for its own confidential information of like importance, but no less than reasonable care. If Recipient discovers any such unauthorized use or disclosure, then Recipient shall promptly notify Disclosing Party and take any and all actions necessary to prevent any further unauthorized use or disclosure, including the enforcement of the obligations of its Affiliates, directors, officers, employees and other designees with respect to the Confidential Information.
     13.4. Required Disclosures. Notwithstanding any provision of this Agreement to the contrary, Recipient may disclose any Confidential Information to the extent required by applicable law only if, prior to the disclosure, Recipient (a) delivers to Disclosing Party notice to such effect promptly after receipt by Recipient of a request for disclosure and (b) takes reasonable actions, and provides reasonable assistance to Disclosing Party, to secure confidential treatment of the Confidential Information by a protective order or otherwise.
     13.5. Copies. Recipient may make copies of Confidential Information only to the extent necessary for the purpose of this Agreement and only if all confidential or proprietary markings are reproduced on those copies.
     13.6. Return. Promptly after the request of Disclosing Party, Recipient shall, at its option, (a) return to Disclosing Party all originals, copies and excerpts of any Confidential Information or (b) destroy those originals, copies and excerpts if Recipient delivers to Disclosing Party notice to such effect. Notwithstanding the foregoing, Recipient’s legal counsel may retain one copy of the Confidential Information for use solely as a record of the disclosure.
     13.7. No Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, DISCLOSING PARTY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY CONFIDENTIAL INFORMATION.
     13.8. Survival. Upon the expiration of the term, or sooner termination, of this Agreement, Recipient shall have no further right to use or disclose Confidential Information under this Agreement. Thereafter, Recipient shall not permit any of its Affiliates, directors, officers, employees or other designees that received Confidential Information to use or disclose it.
ARTICLE XIV
INTELLECTUAL PROPERTY
     14.1. Ownership. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended or shall be construed to grant to either party any right, title or interest in or to any Intellectual Property Right of the other party. Except as otherwise mutually agreed or expressly provided in this Agreement, if, during the term of this Agreement, any employee, agent or subcontractor of Alcatel first discovers, creates or develops any Intellectual Property Right in connection with the transactions contemplated by this Agreement, then nothing in this Agreement is intended or shall be construed to grant to Supplier any right, title or interest in or to the Intellectual Property Right. Except as otherwise mutually agreed or expressly provided in this Agreement, if, during the term of this Agreement, any employee, agent or subcontractor of Supplier first discovers, creates or develops any Intellectual Property Right in connection with the transactions contemplated by this Agreement, then nothing in this Agreement

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is intended or shall be construed to grant to Alcatel any right, title or interest in or to the Intellectual Property Right. No rights or licenses are granted except as expressly set forth in this Agreement.
     14.2. Ancillary Licenses. (a) If any Product contains any Software, then Supplier shall grant to Alcatel an irrevocable, paid-up, non-exclusive, transferable, worldwide license to use, sublicense and distribute the Software solely with the Product unit with which it was delivered. Alcatel shall not (nor shall it authorize others to) disassemble, reverse compile, reverse engineer or otherwise expose the source code of any Software, provided, however, where Alcatel has received the source code pursuant to Section 11 of this Agreement, this sentence shall not apply. Notwithstanding any provision of this Agreement to the contrary, Alcatel may make copies of any Software to the extent reasonably necessary (i) to permit Alcatel to use, sublicense or distribute the Software solely with the related Product as contemplated by this Agreement or (ii) for backup and archival purposes. If Alcatel makes any copies of any Software, then Alcatel shall reproduce on those copies all confidential or proprietary markings.
     (b) If Supplier delivers to Alcatel any Documentation with respect to any Product, then Supplier hereby grants to Alcatel an irrevocable, paid-up, non-exclusive, transferable, worldwide license to use, sublicense and distribute the Documentation solely with the Product. Notwithstanding any provision of this Agreement to the contrary, Alcatel may make copies of any Documentation to the extent reasonably necessary (i) to permit Alcatel to use, sublicense or distribute the Documentation solely with the related Product as contemplated by this Agreement or (ii) for backup and archival purposes. If Alcatel makes any copies of any Documentation, then Alcatel shall reproduce on those copies all confidential or proprietary markings.
     14.3. Supplier Infringement. (a) Supplier shall indemnify and defend the Alcatel Indemnities against, and hold the Alcatel Indemnities harmless from, any and all claims, actions, proceedings, liabilities, obligations, losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by the Alcatel Indemnities to the extent resulting from, or arising out of or in connection with, any Supplier Infringement Allegation.
     (b) If any Product becomes, or in Supplier’s opinion is likely to become, the subject of any Supplier Infringement Allegation, then Supplier shall promptly (i) obtain for Alcatel the right to continue to use and sell the Product and obtain for Alcatel’s customers the right to continue to use the Product, or (ii) modify the Product to make it non-infringing if the modified Product otherwise complies with this Agreement, or (iii) replace the Product with one or more non-infringing substitutes if those substitutes otherwise comply with this Agreement.
     (c) If Alcatel receives notice of any claim, action or proceeding resulting from, or arising out of or in connection with, any Supplier Infringement Allegation, then (i) Alcatel shall (A) promptly deliver to Supplier notice to such effect, (B) grant to Supplier the sole authority, through counsel chosen solely by Supplier, to assume the defense thereof and to settle the claim, action or proceeding to the extent that the settlement would not adversely affect the right of Alcatel to continue to use and sell the Product or the right of its customers to continue to use the Product and (C) reasonably cooperate with Supplier in connection therewith, and (ii) Alcatel may participate, at its expense, in the defense or settlement of the claim, action or proceeding.
     (d) Notwithstanding any provision of this Section 14.3 to the contrary, Supplier shall have no obligation under this Section 14.3 with respect to any Supplier Infringement Allegation to the extent that the infringement results from, or arises out of or in connection with, (i) the use of any Product for any purpose not reasonably contemplated by this Agreement, (ii) the modification of any Product by Alcatel or any third party, (iii) the compliance by Supplier with any Specifications delivered to Supplier by Alcatel, (iv) the combination of the Product with any other product where the infringement would not have occurred without such combination.

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     (e) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 14.3 shall constitute the sole remedy of Alcatel under this Agreement with respect to any Supplier Infringement Allegation.
     14.4. Alcatel Infringement. (a) Alcatel shall indemnify and defend the Supplier Indemnities against, and hold the Supplier Indemnities harmless from, any and all claims, actions, proceedings, liabilities, obligations, losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by the Supplier Indemnities to the extent resulting from, or arising out of or in connection with, any Alcatel Infringement Allegation.
     (b) If Supplier receives notice of any claim, action or proceeding resulting from, or arising out of or in connection with, any Alcatel Infringement Allegation, then (i) Supplier shall (A) promptly deliver to Alcatel notice to such effect, (B) grant to Alcatel the sole authority, through counsel chosen solely by Alcatel, to assume the defense thereof and to settle the claim, action or proceeding and (C) reasonably cooperate with Alcatel in connection therewith, and (ii) Supplier may participate, at its expense, in the defense or settlement of the claim, action or proceeding.
     (c) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 14.4 shall constitute the sole remedy of Supplier under this Agreement with respect to any Alcatel Infringement Allegation.
     14.5. Survival. The provisions of this Article XIV shall survive the expiration of the term, or the sooner termination, of this Agreement.
ARTICLE XV
LIABILITY
     15.1. Supplier Indemnity. (a) Supplier shall indemnify and defend the Alcatel Indemnities against, and hold the Alcatel Indemnities harmless from, any and all claims, actions, proceedings, liabilities, obligations, losses, damages, costs or expenses (including reasonable attorneys’ fees) for personal injury or property damage incurred by the Alcatel Indemnities to the extent resulting from, or arising out of or in connection with any act or omission constituting gross negligence or willful misconduct by Supplier or any of its subcontractors, directors, officers, employees or agents during the performance of its obligations under this Agreement
     (b) If Alcatel receives notice of any claim, action or proceeding resulting from, or arising out of or in connection with, any such breach, act or omission, then (i) Alcatel shall (A) promptly deliver to Supplier notice to such effect, (B) grant to Supplier the sole authority, through counsel chosen solely by Supplier, to assume the defense thereof and to settle the claim, action or proceeding and (C) reasonably cooperate with Supplier in connection therewith, and (ii) Alcatel may participate, at its expense, in the defense or settlement of the claim, action or proceeding.
     15.2. Alcatel Indemnity. (a) Alcatel shall indemnify and defend the Supplier Indemnities against, and hold the Supplier Indemnities harmless from, any and all claims, actions, proceedings, liabilities, obligations, losses, damages, costs or expenses (including reasonable attorneys’ fees) for personal injury or property damage incurred by the Supplier Indemnities to the extent resulting from, or arising out of or in connection with, any act or omission constituting gross negligence or willful misconduct by Alcatel or any of its subcontractors, directors, officers, employees or agents during the performance of its obligations under this Agreement.
     (b) If Supplier receives notice of any claim, action or proceeding resulting from, or arising out of or in connection with, any such breach, act or omission, then (i) Supplier shall (A) promptly deliver to Alcatel notice to such effect, (B) grant to Alcatel the sole authority, through counsel chosen solely by Alcatel, to assume the defense thereof and to settle the claim, action or proceeding and (C) reasonably

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cooperate with Alcatel in connection therewith, and (ii) Supplier may participate, at its expense, in the defense or settlement of the claim, action or proceeding.
     15.3. Limitation of Liability. EXCEPT FOR LIABILITY ARISING UNDER ARTICLE 13 AND SECTIONS 14.3 AND 14.4 AND AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY RESULTING FROM, OR ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT.
     15.4. Survival. The provisions of this Article XV shall survive the expiration of the term, or sooner termination, of this Agreement.
ARTICLE XVI
TERM AND TERMINATION
     16.1. Term. The term of this Agreement shall commence on the date hereof and expire upon the termination of this Agreement in accordance with Section 16.2.
     16.2. Termination. This Agreement may be terminated as follows:
     (a) By the mutual agreement of the parties;
     (b) By either party upon the delivery to the other party (the “Breaching Party”) of notice to such effect if (i) the Breaching Party has breached any of its material obligations under this Agreement and (ii) the breach has not been cured within 30 calendar days after the receipt by the Breaching Party of notice to such effect;
     (c) By either party if the other party (i) has filed, or consented by answer or otherwise to the filing against such other party (the “Bankrupt Party”) in a court of competent jurisdiction of, a petition for relief or reorganization or liquidation (in connection with a bankruptcy proceeding) under the bankruptcy laws of the United States of America, and such proceeding is not dismissed within 90 days of the date such petition is first filed is such jurisdiction, (ii) has made a general assignment for the benefit of its creditors, or consented to the appointment of a custodian, receiver, trustee or other officer with similar powers for the Bankrupt Party or for any material part of the Bankrupt Party properties, unless in each case such appointment is made in connection with a petition covered by clause (i) above and the 90 day time period specified therein has lapsed without such petition being removed, (iii) a court or governmental authority of competent jurisdiction has, without the consent of the Bankrupt Party, appointed a custodian, receiver, trustee or other officer with similar powers with respect to the other party, unless each case such appointment is made in connection with a petition covered by clause (i) above and the 90 day time period specified therein has lapsed without such petition being removed, or (iv) an order for relief has been entered against the Bankrupt Party in any case or proceeding for liquidation or ordering the dissolution, winding-up (in connection with a bankruptcy or insolvency proceeding) of the Bankrupt Party.
     (d) By Alcatel upon the delivery to Supplier of notice to such effect if Supplier has been acquired in a Change of Control, [***];
     (e) By Alcatel upon the expiration of [***] after the delivery to Supplier of notice to such effect; or
     (f) By Supplier upon the expiration of [***] after the delivery to Alcatel of notice to such effect.

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     16.3.Effect of Termination. (a) Upon the termination of this Agreement pursuant to clause (a), (b), (c) or (d) of Section 16.2, the terminating party may, without liability (except as otherwise provided in this Section 16.3), cancel any portion of any Purchase Order with respect to any Product that has not been delivered to, and accepted by, Alcatel. If the terminating party does not exercise such right, then the obligations of each of Alcatel and Supplier under this Agreement with respect to any Purchase Order that has been accepted by Supplier shall survive the termination of this Agreement until those obligations have been fully performed.
     (b) Upon the termination of this Agreement pursuant to clause (a) of Section 16.2, except as otherwise expressly provided in this Agreement or as otherwise agreed upon by the parties, neither party shall have any rights or obligations under this Agreement. Upon the termination of this Agreement pursuant to clause (b) or (c) of Section 16.2, (i) the terminating party may exercise any or all of the rights and remedies available to it under applicable law, and (ii) except as otherwise expressly provided in this Agreement, neither party shall have any rights or obligations under this Agreement. Upon the termination of this Agreement pursuant to clause (d), (e) or (f) of Section 16.2, except as expressly otherwise provided in this Agreement, neither party shall have any rights or obligations under this Agreement.
     16.4. Change of Control. (a) Supplier agrees it will promptly advise Alcatel orally and in writing at the point of receiving an inquiry concerning a bona fide proposal or offer to affect a Change of Control and will not without prior notice to Alcatel enter into negotiation concerning any bona fide proposal or offer to affect a Change of Control.
     (b) Alcatel and Supplier recognize the possibility that a Change of Control may be beneficial to both Supplier and Alcatel, and that a continuance of Supplier’s relationship with Alcatel may be considered to be a material incentive to an acquiring party. If Supplier notifies Alcatel of a potential Change of Control, and Alcatel, in its sole discretion, determines that the potential Change of Control will be beneficial to both Alcatel and Supplier, Alcatel shall work in good faith with Supplier to allow Supplier to affect such Change of Control and to avoid disincentive to the acquiring party.
ARTICLE XVII
AUDITS AND DISPUTES
     17.1. Audit Rights. Supplier shall maintain the systems, books and records that are reasonably necessary to accurately reflect the performance of its obligations under this Agreement and the amounts payable by Alcatel in connection therewith. Upon the request of Alcatel, Supplier shall permit Alcatel and its directors, officers, employees and agents to have access during normal business hours to such systems, books and records for the purpose of verifying the performance of such obligations and amounts, and Supplier shall reasonably cooperate with Alcatel in connection therewith. Upon the request of Supplier in connection with any such verification, Alcatel shall cause its directors, officers, employees and agents to execute and deliver to Supplier an appropriate nondisclosure agreement. Notwithstanding the foregoing, Supplier shall have no obligation to breach any contractual obligation to any third party in connection with any such verification. In the event that Alcatel obtains a release of materials from escrow pursuant to this Agreement, Alcatel agrees (and shall require any Alcatel Affiliate to agree) that the Supplier shall thereafter, without further amendment of this Agreement, have all the same audit rights granted as Supplier has granted to Alcatel under this Section 17.1.
     17.2. Legal Proceedings. If the parties fail to resolve any dispute relating to this Agreement by the mutual agreement of the parties, then either party may initiate and prosecute appropriate legal proceedings.
     17.3. Jurisdiction and Venue. Supplier hereby (a) submits to the personal jurisdiction of the federal and state courts located in the State of California with respect to any legal proceeding arising out of any dispute relating to this Agreement and (b) stipulates that venue for the legal proceeding may be in

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Los Angeles County, California. Notwithstanding the foregoing, either party may initiate and prosecute any legal proceeding relating to this Agreement, or seek enforcement of any judgment entered in connection with this Agreement, in any proper court having jurisdiction in the United States or elsewhere.
     17.4. Survival. The provisions of this Article XVII shall survive the expiration of the term, or sooner termination, of this Agreement.
ARTICLE XVIII
MISCELLANEOUS
     18.1. Costs and Expenses. Except as otherwise provided in this Agreement, each party shall bear any and all costs or expenses incurred by that party in connection with the performance of its rights and obligations under this Agreement.
     18.2. Compliance with Laws. Each party shall comply with all applicable laws and regulations in connection with the performance of its rights and obligations under this Agreement.
     18.3. Written Assurances. Neither party shall export or re-export, directly or indirectly, in any form any equipment, software or technology that is subject to the United States Export Administration Regulations and delivered or disclosed to that party by the other party pursuant to this Agreement except in compliance with those regulations and all other applicable United States federal export laws.
     18.4. Excusable Delays. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other party for any failure timely to perform any of its obligations under this Agreement to the extent that the failure results from, or arises out of or in connection with, any cause beyond the party’s reasonable control, including without limitation acts of God, acts of government, embargoes, wars, riots, earthquakes, fires, floods, storms, epidemics or allocations.
     18.5. Publicity. Except as otherwise required by applicable law, neither party shall issue or cause the issuance of any press release or other publication of the existence of this Agreement or the transactions contemplated hereby, without the prior written consent of the other party.
     18.6. Notices. Except as otherwise provided in this Agreement, any notices, requests or consents required or permitted under this Agreement shall be deemed to have been duly given or delivered (a) upon receipt when personally delivered in writing, (b) upon receipt when sent by electronic transmission to a party at the e-mail address set forth below for that party, (c) upon receipt when sent by facsimile transmission to a party at the facsimile number set forth below for that party or (d) two business days after the day when delivered in writing prepaid to a reputable courier service; in each case addressed to the party to whom the notice, request or consent is to be given or delivered at the following addresses, or at the most recent address specified by notice given to the other party (provided, however, that any notice of an address change shall not be deemed to have been duly given or delivered until actually received):

Alcatel:	Alcatel Internetworking, Inc.
26801 W. Agoura Rd.
Calabasas, California 91301
Attention: Legal Department
e-Mail: legal@ind.alcatel.com
Facsimile: 818 878 3505

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Supplier:	Aruba Wireless Networks, Inc.
1322 Crossman Ave.
Sunnyvale, California 94089
Attention: Legal Department
E-Mail: rwilmer@arubanetworks.com
Facsimile: 408 227 4550
     18.7. Assignment. Neither party shall assign any of its rights, or delegate any of its obligations, under this Agreement, without the prior consent of the other party, which shall not be unreasonably withheld provided, however, that either party may assign any of those rights, or delegate any of those obligations, to any Affiliate of that party without the consent of the other party
     18.8. Relationship of the Parties. Supplier shall perform its obligations under this Agreement as an independent contractor of Alcatel. Nothing contained in this Agreement is intended or shall be construed to create any partnership, joint venture or agency relationship between the parties. Nothing contained in this Agreement is intended or shall be construed to confer upon or give any person or entity other than the parties any rights under or by reason of this Agreement.
     18.9. Entire Agreement. (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous oral or written agreements with respect to the subject matter hereof, including without limitation any nondisclosure agreements, memorandums of understanding or letters of intent between the parties with respect to the subject matter hereof. No modification of any provision of this Agreement shall be binding upon either party unless executed in writing by that party.
     (b) In the event of any conflict between any provision of this Agreement and any provision of any exhibit, schedule or other attachment hereto, (i) the provision of this Agreement shall prevail, and (ii) to the extent possible, those provisions shall be construed to minimize the conflict. No provision of any Purchase Order or Order Acknowledgment shall have any force or effect except to the extent expressly contemplated by this Agreement.
     18.10. Counterparts and Signatures. The parties may execute any number of counterparts to this Agreement, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. A copy or facsimile of the signature on this Agreement of any authorized representative of either party shall have the same force and effect as an original thereof.
     18.11. Governing Law. This Agreement shall be governed by and construed In accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereof. The 1980 UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
     18.12. Alcatel Affiliates-Adoption Agreement. Supplier agrees to sell Products to Alcatel and to any of Alcatel’s Affiliates that have signed an Adoption Agreement attached hereto as Exhibit 1 and have agreed to be bound by the terms and conditions of this Agreement and can meet Supplier’s credit requirements.
     The Purchase Orders to be placed with Supplier by Alcatel’s Affiliates shall be executed and performed under the sole liability of the respective Affiliates having placed the Purchase Orders. Alcatel will not be held liable for the performance or non-performance of any of its Affiliates under this Agreement and its Purchase Orders and will not have any liability for any damages resulting from and any act of omission of any such Affiliate. Each of Alcatel’s Affiliates will remain fully liable for all acts or omissions under this Agreement and its Purchase Orders. Notwithstanding the foregoing, Supplier will only accept a Purchase Order from an Alcatel Affiliate which has agreed in writing to abide by the terms and conditions of this Agreement by signing an Adoption Agreement.

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     For all purchases made by Alcatel’s Affiliates that have signed an Adoption Agreement, for the purposes of such purchase the term “Alcatel” shall refer to such Alcatel Affiliate. All invoices arising out of sales by Supplier to any Affiliate under any Adoption Agreement shall be submitted directly to such Alcatel Affiliate for payment. Alcatel assumes no responsibility for the credit worthiness nor assumes any liability for any debt or claim incurred by any Alcatel Affiliate under this Agreement.
     If the Alcatel Affiliate that has entered into an Adoption Agreement and Supplier agree to any variations to the terms of the OEM Agreement, such variations shall apply only between the relevant Alcatel Affiliate and Supplier, unless otherwise expressly agreed by Alcatel.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph hereof.

ARUBA WIRELESS NETWORKS, INC.		ALCATEL INTERNETWORKING, INC.

By:	/s/ Keerti Melkote	By:	/s/ Thomas Burns

Name: Keerti Melkote		Name: Thomas Burns
Title: Vice-President		Title: President
Address: 1322 Crossman Ave, Sunnyvale, CA 94089		Address: 26801 W. Agoura Rd., Calabasas, CA 91301

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Exhibit 1
Adoption Agreement
This Adoption Agreement is effective as of                      (“Effective Date”) by and between ARUBA WIRELESS NETWORKS, INC., a company incorporated under the laws of California, having its principal office at 1322 Crossman Ave, Sunnyvale, CA 94089 (hereinafter “Supplier”) AND ALCATEL ___(name)___, a company incorporated under the laws of                      having its registered office at                                          (street) ___,___(city) ___,___(country) ___(hereinafter referred to as “ALCATEL YYY, each of which is”).
Hereinafter referred individually as a “Party” and collectively as the “Parties”. In consideration of the premises and the undertakings of the Parties herein contained, it is agreed as follows:
ARUBA NETWORKS, INC. entered into a OEM Agreement with ALCATEL INTERNETWORKING, INC. (“ALCATEL”) on___,___, (hereinafter referred to as the “OEM Agreement”). The OEM Agreement provides that an ALCATEL Affiliate’s may enter into an Adoption Agreement indicating its interest to purchase ARUBA’s Products and Services under the same framework as ALCATEL.
This Adoption Agreement shall incorporate the terms and conditions of the OEM Agreement and govern the purchase of the ARUBA Products and any Services relating thereto. ARUBA and ALCATEL YYY have all necessary rights and powers to enter into this Adoption Agreement and to grant the licenses contained herein.
THEREFORE, in consideration of the premises and the undertakings of the Parties herein contained, it is agreed as follows:
1.	Definitions. Unless the context clearly requires otherwise and except as expressly defined herein, words and expressions herein (including in the Preamble) shall have the meanings as are ascribed to them in the OEM Agreement.

2.	Binding Provisions. ALCATEL YYY and ARUBA hereby agree to be bound to and to comply with the provisions of the OEM Agreement and will enjoy all the rights granted to and obligations of ALCATEL and ARUBA, respectively, under the OEM Agreement with respect to Products purchased by ALCATEL YYY, including without limitation the right to order the ARUBA Products and Services from ARUBA and to market and distribute the SUPPLIER Products directly or indirectly through any ALCATEL Affiliate in accordance with the terms and conditions of the OEM Agreement.

3.	Priority in Interpretation. Priority in interpretation shall be given to the documents in the order listed below:
1) This Adoption Agreement
2) The OEM Agreement
4.	Effective Date and Term. This Adoption Agreement shall come into full force and effect as of its Effective Date and shall continue in force until the termination date of the OEM Agreement.

5.	Special Terms. The parties agree that the following terms and conditions shall apply solely to this Adoption Agreement:
a) ALCATEL YYY and SUPPLIER shall execute a confidentiality agreement in a similar form to the nondisclosure agreement executed by ALCATEL and SUPPLIER. Such confidentiality agreement shall be deemed to be the non-disclosure agreement referenced in the OEM Agreement.
6.	Notices. Whenever written notice is required under the provisions of this Adoption Agreement, such written notice shall be sent by prepaid registered airmail, by FedEx or similar express delivery service, or by facsimile, all with return receipt requested, addressed to the Parties at their respective addresses, set forth below:

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If to SUPPLIER:
Address
Attn:
Tel.:
Fax:
E-mail:
If to ALCATEL YYY:
Address:

Attn:
Tel:
Fax:
E-mail:
7.	Entire Agreement. This Adoption Agreement and the OEM Agreement constitute the entire understanding and agreement between the Parties relating to subject matter hereof, and it supersedes any and all prior contracts, agreements, or understandings -whether written or oral- relating to the subject matter hereof.

8.	Joint and Several Liability. The Parties agree that ALCATEL and ALCATEL YYY shall not be held jointly and severally liable by reason of having entered into such Adoption Agreement.
IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed by their duly authorized representatives effective as of on the day and the year first above written.

ARUBA WIRELESS NETWORKS, INC.	ALCATEL YYY

((Signature)	(Signature)

(Name)	(Name)

(Title)	(Title)

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Schedule 2.2.1
[***]

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.1
PRODUCTS, PRICES and DISCOUNTS
[***]

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***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.1
INITIAL FORECAST

	First Qtr	Second Qtr	Third Qtr	Fourth Qtr	First Year
	Qty Fcst	Qty Fcst	Qty Fcst	Qty Fcst	Qty Fcst
Aruba 800 WLAN switch, 8+1SX ports	0	24	31	39	94
Wireless Intrusion Protection	0	24	31	39	94
Wireless AAA Services	0	24	31	39	94

Aruba 2400 WLAN switch, 24+2GBIC ports	0	68	86	107	261
Wireless Intrusion Protection	0	68	86	107	261
Wireless AAA Services	0	68	86	107	261

Aruba 5000 WLAN switch, 2GBIC	0	18	23	29	70
Wireless Intrusion Protection	0	18	23	29	70
Wireless AAA Services	0	18	23	29	70

Aruba 5100 WLAN switch, 2GBIC	0	5	7	8	20
Wireless Intrusion Protection	0	5	7	8	20
Wireless AAA Services	0	5	7	8	20

					0
GBIC-SX	0	192	245	305	742

Wireless Grid Point 60 (monitoring AP)	0	649	828	1,028	2,505
Wireless Grid Point 60 (single band a or b/g)	0	1,946	2,484	3,083	7,514
Wireless Grid Point 65 (dual band a/b/g)				2,056	2,056
Wireless Grid Point 70 (dual band a/b/g)	0	1,297	1,656	0	2,954

TOTAL COST	$0	$1,602,957	$2,046,328	$2,317,768	$5,967,053

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Schedule 6.5
LOANED EQUIPMENT
[List Loaned Equipment here.]

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Schedule 6.6
SERIALIZATION PROCEDURES
The Products will meet the following Serial number criteria:
1.	Maximum length 20 alpha numeric digits

2.	Bar code readable

3.	Customer readable

4.	Visible and attached on outside of product

5.	Visible on outside of packaging box

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Schedule 7.4
PACKAGING SPECIFICATIONS
1.0 SCOPE
1.1 Scope. This document specifies the general requirements for the design, development, verification and/or continuing manufacture of appropriate packaging for Alcatel products.
1.2 Part number. This document applies to all part-numbered packages delivered to Alcatel Internetworking.
2.0 APPLICABLE DOCUMENTS
2.1	Issues of Documents. The following documents in effect on the date of invitation for bids or request for proposal form a part of this specification to the extent specified herein.

2.1.1	Standards:

ISTA 1A	International Safe Transit Association Tests for packages with contents less than 150 lbs.

ISTA 1B	International Safe Transit Association Tests for packages with contents greater than 150 lbs.

ASTM Standard D 951	Standard Test Method for Water Resistance of Shipping Containers by Spray Method.
2.2 Reference Document. In the event of a conflict between this specification and the references cited herein, this specification shall take precedence.
3.0 DEFINITIONS

ASTM	American Society for Testing and Materials
ESD	Electro Static Discharge
EPS	Expanded Polystyrene
FDA	Food and Drug Administration
ISO	International Standards Organization
TL9000	Telecommunications Standard of ISO-9000
USDA	United States Department of Agriculture
ISTA	International Safe Transit Association
PCBA	Printed Circuit Board Assembly

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4.0 REQUIREMENTS
4.1 General Description. The supplier shall provide packages consistent of ISTA 1A or 1B and ASTM Standard D951. The packaging is intended to be reusable. The design must be easily handled, unpacked, and potentially repacked in the field.
4.2 Alcatel Responsibilities. Alcatel shall provide the product test specimens necessary to conduct verification tests, when applicable. For new package development, the supplier and Alcatel shall agree on both the quantity of evaluation material to be originally supplied and the course of action if specimens are damaged during early verification testing. All test specimens shall be returned to Alcatel after the verification process. Prior to Alcatel acceptance of the evaluation package, the supplier and Alcatel shall jointly verify cosmetic, dimensional and functional fitness of use for the intended product(s).
4.3 Design and Construction.
4.3.1 Design Documentation. The design documentation shall be in accordance with the manufacturer’s standard practice and shall be provided to Alcatel in electronic format upon request. This documentation shall include package component drawings, bills of material and material specifications, including carton-sealing specifications. For new package development, changes to the original document(s) shall be at no charge to Alcatel unless the change is initiated at Alcatel’s request.
4.3.2 Materials. All materials for packaging and closure shall be in accordance with the following:
•	Use paper based packaging materials that are easily recycled like corrugate, molded pulp, etc.

•	Use water-based inks or inks which are FDA/USDA approved.

•	Use tapes and starch glues that do not inhibit recycling (Quality Seal type tape preferred). Primary seams should be stitched.

•	Design packages so those components can be easily separated prior to recycling. Do not bond two or more dissimilar materials together (e.g., urethane pad glued to corrugate). Avoid free-rise foam in-place.

•	Avoid coatings or impregnated of corrugated.
Alcatel must approve the packaging scheme. The product is normally bagged with either a dust cover or ESD protective materials. Generally, for ESD sensitive items, there must be one conductive or shielding layer and an ESD warning label in the package structure. There must not be any static generating packaging materials in the package. Packaging materials and methods must be effective from -40° C (-40°F) to 60°C (140°F) and shall withstand, without degradation, a relative humidity from 5% to 95%. The specification of desiccants, if appropriate, is part of the supplier’s design responsibility.

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4.3.3 Labeling. The following markings shall be preprinted in black on the packaging with specific location shown:
* on two opposite vertical sides of the package:
•	“Heavy Symbol” — International symbol for packages weighing >12 kg. (26.4 lbs.)

•	“Keep Dry” International symbol

•	“This Side Up” International symbol, if appropriate

•	“Fragile” International symbol

•	“Stacking” restriction.

•	“Mark of Conformity” for the European Union, commonly called “CE Mark”
* on one vertical side of the package:
•	Alcatel logo to be printed on 1 side. The logo shall be printed in 1 color (Black) only, for gift box type on top, for other box types on front.

•	Alcatel part number and revision in human readable and barcode on the right side panel for gift box type and on the lower left corner of front panel for other box types.
* on the designated bottom of the package:
•	Box manufacturer’s certificate and box dimensions on the designated bottom of the package.
4.3.4 Build to Stock Box. All boxes designed for the products that will be built to stock and shipped with power cords must have a pop out window in specified location, for insertion of power cords without opening the box and to be resealed with 300163-10 plastic window.
4.3.5 Shipment Configuration. Package dimensions should consider that multiple products may be shipped on a 48” x 40” wooden or plastic pallet, not to exceed the stack up height of 62”. Stacking restriction should be included, where applicable, in the symbology. Units may be shipped or stacked on any side. Pallet banding shall not cause damage to the package. Container shall assure that product does not support any stacking loads on any side.
4.3.6 Cushioning. Some commonly used cushioning materials are not effective or prohibitive in the Field Service environment, and will not be considered as part of a proposed packaging scheme. Examples are low density foam-in-place polyurethane, EPS foam, and all loose-fill cushioning materials.
4.3.7 Internal Bracing. Internal bracing may be added to stabilize the product. Bracing, however, must be easily removable and reusable and must not degrade the cosmetic appearance of the product after removal.
5.0 DESIGN VERIFICATION
5.1 Responsibility for Design Verification. The manufacturer shall be responsible for conducting verification tests according to a test plan that is consistent with the requirement defined in the applicable standards.
5.2 Acceptance Criteria. For new package development, verification tests must demonstrate that the packaging remains in good condition and the product is damage free; that is, the product’s original cosmetic appearance (no scratches, abrasions, etc.) has not degraded, product dimensional relationships shall not have changed and the package continues to maintain product protection and position. The packaging must not rupture (joints break open), compress to the extent that an unstable palletized load could exist, or fail closure such that flaps are free to open.
5.3 Distribution Cycle. The packaged products will be shipped internationally. Suppliers must be aware that the product will be exposed to shock and vibration consistent with manual handling, warehousing, airplanes, trucks and conveyors, packaged either singly or on a pallet with other

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products. Alcatel expects the supplier to share responsibility for the viability of the package design to meet the design intent.
5.4 Test Plan. For new package development, the supplier, in accordance with the standards specified herein, shall perform acceptance testing per a test plan which includes:
•	References to the applicable standard(s).

•	A description of the test method.

•	The specific tests to be performed.

•	The specific tests to be excluded with rationale.

•	Equipment used to conduct the test.

•	Detailed special test instructions.

•	The sequence of tests.
5.5 Test Class. For new package development, testing shall be performed as an individually packaged product, even though the product could be shipped palletized. The design, however, shall assure package and product integrity per the shipment configuration.
5.6 Test Replications/Sample Size. For new package development, depending on the product, test replications may typically vary between three (3) and five (5) in order to achieve an adequate confidence level that the design meets the requirements. In some cases, the same specimen may be used for multiple tests so that the sample size may be less than the number of test replications.
5.7 Test Results. For new package development, the supplier shall provide Alcatel with the final test report in electronic formats. The responsible Alcatel quality engineer shall then assure retention of test documentation within our document control system for the life of the product. This is important so that comparisons with field damage, future test standards, or ISO/TL9000 requirements can be made.
6.0 TEST PROCEDURES:
6.1 Specimen Preparation. The shipping test unit (product and package) should be mechanically, cosmetically and functionally representative of final production units. For testing purposes, the packaging may be without labeling requirements.
6.2 Conditioning. Testing may be conducted in the range of 50°F to 80°F without regard to humidity, unless otherwise required.
6.3 Tests — Mandatory. It is the supplier’s responsibility to fully verify all design criteria relative to the requirements of ISTA 1A or 1B. As a minimum, however, the following tests are mandatory:
6.3.1 Vibration — Fixed or Random Frequency
6.3.2 Free Fall Impact
•	EXCEPTION: The drop height shall meet twice the height/weight ratio specified in ISTA spec, not to exceed 40 inches.

•	The product shall not experience an acceleration load of greater than 50g’s for chassis (or packaged-product weight equal to or greater than 21 lbs) and 100g’s for any PCBA assemblies (or packaged-product weight less than 21 lbs).
6.3.3 Physical Damage. In addition to the Free Fall Impact test, the products with exposed heatsinks with height of 1.75” or taller must be dropped at the height of 100” and checked for damages. There shouldn’t be any damages to the unit inside of packaging functionally or cosmetically.
6.4 Tests — Additional. These tests are not required on product-by-product basis. But the supplier must certify that the material meets the requirements and verify if required:
6.4.1 Compression — Must meet Common Carrier Regulations for Minimum Fiberboard Requirements.
6.4.2 Rain Test (Perform in accordance with ASTM D-951)

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•	Test at least three containers, closed and sealed as for shipment. For the purposes of checking leakage alone, the containers may be tested empty. Spray the containers for one (1) hour at a medium intensity of 2 ± 1/2 in./hour. The package should be examined to determine if water leakage occurred resulting in damage and/or if it is still capable of providing physical protection.
7.0 QUALITY ASSURANCE PROVISIONS
7.1 Qualification Approval. Qualification approval, once granted, shall remain in effect until withdrawn by the buyer in writing. However, the buyer may make a review of packaging design at any time, and failure of the packaging to meet the qualification requirements herein shall be considered as sufficient basis for withdrawal of approval. The buyer reserves the right to replicate any tests and if nonconformance is evident, the buyer reserves the right to reject the packaging design without liability. Evidence of noncompliance may result in withdrawal of approval, or request for re-qualification of the product.
7.1.1 Deviations. Written notification, with subsequent Alcatel approval, shall be provided to the buyer under these conditions:
(a)	Prior to any significant changes in materials, design, processes, or construction that could result in the packaging not meeting qualification requirements.

(b)	Prior to receiving materials from a different manufacturer than used to approve the qualification sample.
7.2 Surveillance. The buyer retains the right to assign agents to the manufacturer’s plant to perform surveillance functions applicable to the products furnished under this document. Such agents shall have the prerogative to observe manufacturing operations and tests, and to request data from any Quality Assurance tests.
7.3 Workmanship. Items shall be manufactured and processed in such a manner as to be uniform in quality, and free from defects that will affect life or appearance. Substandard workmanship will be considered sufficient cause for rejection of the product lot without liability on the part of the buyer.

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Schedule 8.1
SUPPORT SERVICES
     1. Training.
     1.1 Skills Training. (a) Supplier will provide Product support training (“Skills Training”) that is sufficient to permit qualified Alcatel technical personnel to provision, configure, operate, install, test, maintain, commission and troubleshoot the Product. Supplier will provide such training within three months after the date of the Agreement.
     (a) Supplier will provide visual aids or reference materials, on-the-job training and information chalkboard sessions, as typically found in similar support Skills Training programs. Within 30 calendar days after the date of the Agreement, Alcatel and Supplier will mutually develop a Skills Training plan that will focus on developing Alcatel’s capabilities pursuant to its support role as defined herein. Such a plan will reflect the essence of Supplier’s Certification Plan, where applicable, and include but not be limited to each of the published Product courses Supplier makes available to its customers.
     (b) Within 10 calendar days after the date of the Agreement, Supplier will provide documented prerequisites, if any, for such training.
     (c) Supplier will provide the Skills Training at Alcatel’s facility in Calabasas, California (or at another mutually agreed upon location), at no charge. Alcatel will provide working Products for such training. Alternatively, upon the request of Alcatel, Supplier will provide an equivalent amount of training at its own facility and provide training equipment and working Products. Each party will bear their own travel and lodging expenses.
     (d) Supplier will also provide four (4) System Engineer Training (one (1) per region: east coast, west coast, AsiaPac and Europe) at no charge.
     1.2 Train the Trainer. (a) Within one month after a request by Alcatel, Supplier will furnish at no charge a qualified instructor to provide train-the-trainer instruction. Subject to modification mutually agreed upon at the time of such a request, it is expected that such training will generally comply with the following guidelines:
          (i) The candidate will take part in a program requiring active participation in course modules as a student, instructor trainee, and co-instructor and eventually as a certified instructor. This requires the candidate to first attend the classes as a student to the full extent of participating in lab work and all standard testing.
          (ii) The candidate next attends the class as an instructor trainee, concentrating on the syllabus and the actual presentation of the material. Considerable off-line time is spent one-on-one with the instructor to become fully acquainted with the courseware, learn optional training exercises, practice the delivery of material, and have expanded hands-on time with the equipment.
          (iii) Subsequently, the candidate will participate in a class by sharing the platform and grading duties of the instructor. Time outside of actual class time is utilized as necessary for the candidate to increase personal familiarity and comfort with the documentation and equipment.
          (iv) Finally, the candidate will conduct an entire class with a certified instructor who is in the room for evaluative purposes and assistance if required.
Upon successful completion of the above program, Supplier will provide the newly certified instructor with a single copy of all material used in the instruction.

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     (b) Supplier will develop and provide Alcatel, at no charge, a complete set of Product courseware, including, but not limited to, teaching aids, lab exercises, student guides and instructor guides for Alcatel customer use. Alcatel may modify, reproduce, and distribute such training materials pursuant to its support role as defined herein. Such courseware will be provided in a format and quality equivalent to that level exhibited by Alcatel’s Curriculum Developer’s or at a standard equivalent to that level specified by Bellcore. Supplier will incorporate into all courseware Alcatel’s private label specifications. Supplier will provide such courseware electronically in a format that is compatible with Microsoft Work and PowerPoint for PC Windows application. Courseware shall be available at least 90 days prior to the first customer shipment. Supplier will provide courseware and train-the-trainer instruction for the following courses:
Overview of Product
Operations of Product
Maintenance of Product
Engineering and Planning
Administration and Provisioning
Database
     1.3 Upon the request of Alcatel, Supplier will provide any additional training beyond the above stated entitlements at mutually agreed prices.
2. Documentation.
     2.1 End-User Documentation. (a) Supplier will provide Alcatel at no charge a complete set of end-user Product documentation and ongoing updates required to support Alcatel’s customer documentation requirements. Such documentation will be provided in a standard organization, format and material quality equivalent to that level exhibited by Supplier Publication Issue___, Month, Year, entitled                    ___, or in accordance with Alcatel’s Technical Publications Documentation Standards Guide, or at a standard equivalent to the level specified by Bellcore Technical Reference TR-TSY-000454, Issue 1, July 1988 and Bellcore Technical Advisory TA-OPT-000454, Issue 3, July 1992.
     (b) Supplier will incorporate all documentation modifications required by Alcatel’s private label specifications.
     (c) Upon request, Supplier will provide documentation in CD-ROM format.
     (d) Upon request, Supplier will ship appropriate Product documentation intact with each shipment of Product itself. As applicable, such documentation shall include but not be limited to installation/user manuals, product user manuals, network diagnostics, soft-copy (diskette or CD ROM, as requested) and hardcopy of all hardware components within the configuration (including pin-out diagrams).
     (e) If requested by Alcatel, Supplier will electronically provide, at no charge, end-user documentation and updates for the purpose of reproduction and distribution to Alcatel’s Product customers. Such electronic documentation shall be in metafiles, viewable by Interleaf WorldView, or Acrobat viewing software, or supplied in Interleaf.
     2.2 Changes. Supplier will provide Alcatel all information and related documentation regarding user impact of design changes (software/hardware) that affect the operation, maintenance or installation 90 days prior to the effective date of the change.
     2.3 Release Notes. Supplier will provide software load description documents (“Release Notes”) for every major software release, point release, and maintenance release to include; a list and description of the major features of the release, description of changes to system software and related hardware, man-machine interface information, list of customer deliverables, resolved and open problems, and installation procedures.

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3. Customer Support. If requested by Alcatel, Supplier will support the first customer site installation of each Product release, Supplier software release or significant upgrade. This support will be provided at no charge, either remotely or on-site, at Alcatel’s discretion.
4. Repair and Return.
     4.1 Warranty. Any replacement or repaired hardware Products shall be warranted for a period of 120 days, or for the remainder of the unexpired period of the Warranty Period, whichever is longer. All repaired Products will be brought to the current field revision level if previously approved by Alcatel.
     4.2 Emergencies. Upon the request of Alcatel, in emergency situations, Supplier will provide Alcatel with emergency unit level replacement service (advance shipment of replacement unit as soon as possible, but within 24 hours of request) at no charge to Alcatel 24 hours a day 7 days a week.
     4.3 Failure Analysis. Supplier will maintain failure analysis data on field returns, including information with respect to the replaced device, part number, manufacture, date code and reference designator. Supplier will test all field returns before any updating or repair work is performed to more accurately identify No Trouble Found (NTF) conditions. On hardware returned to a third party or supplier’s site for repair, Supplier will work with the third party or manufacturing to obtain the required failure analysis information within 15 business days after receipt of returned material. The data collection will include field replaceable units, backplanes, top level assembly, field return hardware and functional defects on delivered products. Supplier will report this information to Alcatel on a minimum of a monthly basis.
5. Technical Support.
     5.1 On-Going Support. Supplier shall provide, per the terms of this agreement, on-going technical support via telephone to Alcatel, 24 hours a day, 7 days a week during the term of the Agreement or for the term of any support agreement signed under the Agreement or for the remainder of the end-user’s Warranty period, whichever is longer. Notwithstanding the forgoing all technical support during the warranty period will be provided at no charge. Such support will be rendered from a Supplier location approved by Alcatel. This support will be rendered in accordance with a mutually developed support operation procedure that documents critical support elements, including without limitation call reporting and closure, remote access control, performance measurements and reporting, escalation, criticality classification and response, software patch management, call-out procedures, and engineering complaint responses. Such operating procedures will be documented within 30 calendar days after the date of the Agreement. Such support will include software fixes to Alcatel TAC reported problems related to Supplier provided software within a range to include the current market release to the two prior market releases.
     5.2 Emergencies. In emergency service affecting situations, Supplier will make available to Alcatel 24 hour on-site technical assistance. Such assistance will be dispatched within four hours after a request. Such assistance will be provided at no charge during warranty period, if both parties agree that reasonable remote efforts have been exhausted. Should the problem not be due to the Product’s performance, Alcatel will reimburse Supplier for actual expenses incurred.
     5.3 Electronic Bulletin Board. Supplier will provide Alcatel’s TAC organization with access to its Electronic Bulletin Board to an extent equivalent to that provided to Supplier’s own Technical Support Group.
     5.4 Effect of Termination. Supplier will pursue to resolution documented problems referred to Supplier by TAC that were generated during the term of the Agreement and remain unresolved upon termination of the Agreement, at no charge to Alcatel.

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     5.5 Product Support Flow. Supplier shall refer all Alcatel customer service inquiries directly to Alcatel’s TAC organization at (800) 995-2696, or such other numbers provided by Alcatel, in support of the intended relationship as depicted in the Attachment to this Schedule.
6. Technical Support Levels.
     6.1 Alcatel Support. Alcatel will provide to its customer the initial point of contact for technical support through its customer Technical Assistance Center (“TAC”) 24 hours a day, 7 days a week. Specifically, Alcatel will provide the following initial levels of support:
     (a) LEVEL 1 SUPPORT: the ability to provide general pre-sales and post-sales support, operate on-site hardware replacement, perform base problem determination, provide regular problem resolution status reports to the End User, maintain record of End User installed base.
     (b) LEVEL 2 SUPPORT: the ability to troubleshoot, to isolate problem and determine Product specification defect, to resolve fine majority of mis-configurations and to have the capability to diagnose and solve problem remotely.
     6.2 Supplier Support. Supplier will provide to Alcatel and its customers the following levels of support during the Product warranty period or if purchased from Supplier a Support Service contract:
     (a) LEVEL 3 SUPPORT: generating workarounds for hardware and software problems that are beyond the scope of Level 2 Support. Perform complex problem reproduction and development engineering support to create, test, and implement, maintenance code patches to remedy identified problems.
Support Responsibilities
Level 1: Alcatel or Alcatel Channel
Level 2: Alcatel
Level 3: Supplier (per the terms of the service and support terms set forth in Schedule 3.1)
7. Problem Tracking System. The parties agree to negotiate in good faith an electronic interface between Alcatel’s support component and Supplier’s service call management system for documentation of troubleshooting efforts.

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SCHEDULE 10.2
End User License Agreement

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